Filed Pursuant to Rule 433

Registration Nos. 333-132370, 333-132370-01

Equity First

Protection First

OFFERING SUMMARY

(Related to the Prospectus and Pricing Supplement, Subject to Completion, Dated October 19, 2007)

Safety First Trust

Series 2007-4

Safety First   Investments

sm

Principal-Protected Trust Certificates
Linked to the U.S.-Europe-Japan Basket
Due

Safety First Trust Series 2007-4, the issuer, and the guarantors, Citigroup Funding Inc. and Citigroup Inc., have filed registration statements (including prospectuses) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements (File Nos. 333-135867 and 333-132370) and the other documents Safety First Trust Series 2007-4, Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Safety First Trust Series 2007-4, Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

October 19, 2007

2	Safety FirstSM Investments

Principal-Protected

Trust Certificates

Linked to the U.S.-Europe-Japan Basket due

This offering summary represents a summary of the terms and conditions of the Certificates. We encourage you to read the preliminary prospectus and pricing supplement related to this offering. Capitalized terms used in this summary are defined in “Preliminary Terms” on page 4 of this offering summary.

Overview of the Trust Certificates

The Principal-Protected Trust Certificates Linked to the U.S.-Europe-Japan Basket due   are equity-linked preferred securities issued by Safety First Trust Series 2007-4 that have a maturity of approximately 5.00 to 5.50 years (to be determined on the Pricing Date). Some key characteristics of the Certificates include:

•

Principal Protection like a Fixed-Income Investment. Similar to a fixed-income investment, an investor’s initial investment is 100% principal protected if the investor holds the Certificates to maturity.

•

No Periodic Payments. The Certificates do not offer current income, which means that investors do not receive any periodic interest or other payments on the Certificates prior to maturity. Instead of a periodic fixed or floating rate of interest, return on the Certificates is paid at maturity and is based upon the appreciation, if any, of the value of the U.S.-Europe-Japan Basket. In addition, you will not receive any dividend payments or other distributions, if any, on the stocks included in the indices that comprise the U.S.-Europe-Japan Basket.

•

Equity Market Participation. If you hold the Certificates to maturity, you will be entitled to receive (i) $10 (your initial investment), plus (ii) the Supplemental Distribution Amount, which may be positive or zero, based on the percentage change of the value of the U.S.-Europe-Japan Basket.

•

Citigroup Guarantee of Trust Assets. The payments under the Certificates will be made to the extent that Citigroup Funding Inc. makes payments under the Securities and Warrants, the assets of the Trust. Any payment obligations of Citigroup Funding under the Securities and Warrants are guaranteed by its parent company Citigroup Inc.

•

No Interim Income Recognition; Generally Short-Term Capital Gain or Loss. U.S. investors who make a “mixed straddle” election should not be required to recognize income or gain until maturity or sale of the Certificates. Except for the possibility of long-term capital gain treatment if the Exchange Right described in the paragraphs below is exercised, upon maturity or sale of the Certificates, investors should recognize short-term capital gain or loss, regardless of how long they have held the Certificates. U.S. investors can make the mixed straddle election by complying with the identification requirements described in the preliminary prospectus and pricing supplement related to this offering and by filing IRS form 6781 attached to it. Prospective investors should consult their tax advisors.

Beginning on the date the Certificates are issued and ending on the date that is one business day prior to the Valuation Date, you will have the right to exchange each Certificate you hold for a pro rata portion of the assets of the Trust, which consist of the Securities and Warrants issued by Citigroup Funding, upon proper

Safety FirstSM Investments	3

notice to the trustee. You cannot recognize long-term capital gain from your investment in the Certificates unless you exercise your Exchange Right, then dispose of either the Securities or the Warrants, and then hold the remaining instrument for more than one year after that disposition.

Neither the Securities nor the Warrants are principal protected. You should be aware that if you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity and may receive substantially less than the amount of your initial investment in the Certificates.

In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements.

Types of Investors

The Certificates are hybrid investments that combine characteristics of equity and fixed income instruments. They may be an attractive investment for an investor seeking growth potential on a principal protected basis and willing to forego current income. This type of investor may include, but is not limited to:

•	Fixed-income investors currently invested in zero coupon bonds who are seeking an opportunity to earn potentially higher equity-linked returns.
•	Conservative equity investors who wish to participate in the upside potential of broad-based equity market indices, while limiting their exposure to the downside.
•	Investors who can hold the Certificates for approximately 5.00 to 5.50 years (to be determined on the Pricing Date).

4	Safety FirstSM Investments

Preliminary Terms

Issuer:	Safety First Trust Series 2007-4 (the “Trust”)

Certificates:	Principal-Protected Trust Certificates Linked to the U.S.-Europe-Japan Basket

Assets of the Trust:

Equity Index Participation Securities Linked to the U.S.-Europe-Japan Basket (the “Securities”) and Equity Index Warrants Linked to the U.S.-Europe-Japan Basket (the “Warrants”), both issued by Citigroup Funding

Guarantee:

Any payments due on the Securities and Warrants are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Inc. and Citigroup Funding will also guarantee any payments due on the Certificates to the extent of funds available at the Trust.

Rating of the Issuer’s Obligations:	Aa1/AA (Moody’s/S&P) based upon the Citigroup Inc. guarantee

Principal Protection:	100% if you hold the Certificates, or both the Securities and the Warrants received upon exercise of your Exchange Right, on the Maturity Date

Pricing Date:	November , 2007

Issue Date:	Three business days after the Pricing Date

Valuation Date:	Three business days before the Maturity Date

Maturity Date:	Approximately 5.00 to 5.50 years after the Issue Date (to be determined on the Pricing Date)

U.S.-Europe-Japan Basket:

A basket based on the values of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Stock AverageSM, initially weighted approximately one-third each. The percentage of the value of the U.S.-Europe-Japan Basket represented by each index will vary over the term of the Certificates.

Issue Price:	$10 per Certificate

Coupon:	None

Payment at Maturity on the Certificates:	For each $10 Certificate, $10 plus a Supplemental Distribution Amount, which may be positive or zero

Supplemental Distribution Amount:	$10 × Basket Return, provided that the Supplemental Distribution Amount will not be less than zero

Basket Return:	Will equal the following fraction, expressed as a percentage:
Ending Value - Starting Value
Starting Value

Starting Value:	Set to 100 on the Pricing Date

Ending Value:	The closing value of the U.S.-Europe-Japan Basket on the Valuation Date

Exchange Right:

Holders of the Certificates will have the right to exchange, beginning on the Issue Date and ending on the date that is one business day prior to the Valuation Date, each Certificate for a pro rata portion of the assets of the Trust (each Certificate is exchangeable into one Security and one Warrant). On the maturity date of the Securities or exercise date of the Warrants, which will be the same date as the maturity date of the Certificates,

• each Security will pay $10 plus a security return amount ($10 x Basket Return)

•         each Warrant will pay zero if the basket return is positive or zero, and pay a positive amount equal to $10 x the percentage decrease represented by the basket return if the basket return is negative.

Safety FirstSM Investments	5

In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. If you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity.

Listing:	Application will be made to list the Certificates on the American Stock Exchange under the symbol “AKN.” The Securities and the Warrants will not be listed on any exchange.

Underwriting Discount:	3.25%

Sales Commission Earned:	$0.30 per Certificate for each Certificate sold by a Smith Barney Financial Advisor

Calculation Agent:	Citigroup Global Markets Inc.

Institutional Trustee:	U.S. Bank National Association

6	Safety FirstSM Investments

Key Benefits

•

Growth Potential. The Supplemental Distribution Amount payable at maturity is based on the Ending Value of the U.S.-Europe-Japan Basket on the Valuation Date, enabling you to participate in the potential increase in the value of the U.S.-Europe-Japan Basket during the term of the Certificates without directly investing in the indices comprising the U.S.-Europe-Japan Basket or having to acquire each of the component stocks of the indices.

•

Capital Preservation. At maturity, unless you have exercised your Exchange Right, we will pay you at least the principal amount of the Certificates regardless of the performance of the U.S.-Europe-Japan Basket.

•	Diversification. The Certificates are linked to the U.S.-Europe-Japan Basket and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.
•

No Interim Income Recognition. If you make the tax elections as described in detail in the preliminary prospectus and pricing supplement related to this offering, you should not be required to accrue income or to take into account any gain or loss with respect to the Certificates until maturity or disposition of the Certificates.

Key Risks

An investment in the Certificates, Securities and Warrants involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors” section of the preliminary prospectus and pricing supplement related to this offering for a full description of risks.

•

Possibility of No Appreciation. If the Ending Value, which will be the closing value of the U.S.-Europe-Japan Basket on the Valuation Date, is equal to or less than the Starting Value, the payment you receive at maturity will be limited to the amount of your initial investment in the Certificates, even if the closing value of the U.S.-Europe-Japan Basket is greater than the Starting Value at one or more times during the term of the Certificates or if the closing value of the U.S.-Europe-Japan Basket at maturity exceeds the Starting Value. In addition, neither the Securities nor the Warrants, if held individually, are principal protected. Thus, if you choose to exercise your Exchange Right and do not hold both the Securities and the Warrants to maturity, you could receive substantially less than the amount of your initial investment in the Certificates.

•

No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Certificates. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the indices comprising the U.S.-Europe-Japan Basket.

•

Potential for a Lower Comparable Yield. The Certificates do not pay any periodic interest. As a result, even if the Ending Value is greater than the Starting Value, the effective yield on the Certificates may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

•

Secondary Market May Not Be Liquid. Citigroup Funding will apply to list the Certificates on the American Stock Exchange, but the secondary market may not be liquid and may not continue for the term of the Certificates. In addition, neither the Securities nor the Warrants will be listed on any exchange. Although Citigroup Global Markets intends to make a market in the Certificates, Securities and Warrants, it is not obligated to do so.

•	Resale Value of the Certificates May Be Lower Than Your Initial Investment. Due to, among other things, changes in the price of and dividend yields on the stocks

Safety FirstSM Investments	7

included in the indices comprising the U.S.-Europe-Japan Basket, interest rates, the earnings performance of the issuers of the stocks included in the indices, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Certificates may trade at prices below their initial issue price of $10 per Certificate. You could receive substantially less than the amount of your initial investment if you sell your Certificates prior to maturity.

•

Fees and Conflicts. Citigroup Global Markets Inc. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Certificates. Further, Citigroup Funding expects to hedge its obligations under the Certificates through the trading of the stocks included in the indices comprising the U.S.-Europe-Japan Basket or other instruments, such as options, swaps or futures, based upon the U.S.-Europe-Japan Basket, the indices comprising the U.S.-Europe-Japan Basket or the stocks included in the indices by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Market’s role as the Calculation Agent for the Certificates may result in a conflict of interest.

•	Citigroup Inc. Credit Risk. The Certificates are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Certificates.
•

Neither the Securities nor the Warrants are Principal-Protected Individually. If you exercise your Exchange Right, you will receive a pro rata portion of the assets of the Trust, which consist of the Securities and the Warrants. In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. Neither the Securities nor the Warrants are principal protected if held individually. Thus, if you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity and could receive substantially less than the amount of your initial investment. If you hold only the Securities, your investment may result in a loss if the Ending Value is less than the Starting Value. If you hold only the Warrants, the payment on the Warrants will be zero unless the Ending Value is less than the Starting Value.

•

Additional Risks Upon Exchange If You Hold Only the Securities or Only the Warrants. If you exercise your Exchange Right and hold only the Securities or only the Warrants, you will be subject to other risks in addition to the loss of principal protection at maturity. These additional risks include, in the case of the Securities, that the Securities will participate fully in the depreciation of the U.S.-Europe-Japan Basket and, in the case of the Warrants, that the Warrants may lose substantially all their value due to relatively small increases in the value of the U.S.-Europe-Japan Basket, and all their value due to an increase above the Starting Value. In addition, the Securities and the Warrants may trade at prices substantially below their initial purchase prices.

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that purchase the Certificates at the initial offering and hold the Certificates as capital assets. In general, a U.S. investor will be treated as owning a pro rata share of the assets of the Trust. Under the treatment that each holder will agree to with the Trust and Citigroup Funding, the Securities and the Warrants will be treated as two separate financial instruments.

8	Safety FirstSM Investments

A U.S. holder’s tax treatment may depend on the applicability of certain elections. The Trust will make a “mixed straddle” election on behalf of all holders of the Certificates by identifying on its records the Securities and the Warrants as a mixed straddle and by filing IRS form 6781. The Trust also will make an “identified straddle” election on behalf of all holders of the Certificates by identifying on its records each Security and each Warrant as a separate identified straddle. It is unclear, however, whether such elections made by the Trust on behalf of a holder will be effective. Therefore, it is generally advisable that U.S. investors also make a mixed straddle election and an identified straddle election by complying with the identification requirements described in the prospectus and pricing supplement and by filing IRS form 6781 (applicable to the mixed straddle election) attached thereto. Assuming that the “mixed straddle” election and the identified straddle election will apply, the Certificates will be taxed as follows:

•	A U.S. holder will not be required to accrue income or take into account gain with respect to Certificates until maturity or disposition.
•

At maturity or upon a sale of all of a U.S. holder’s Certificates, such holder will recognize net capital gain or loss equal to the difference between the amount of cash received and the amount that U.S. holder paid for the Certificates. Such capital gain or loss will be short-term gain or loss regardless of how long the U.S. holder has held the Certificates.

•

If a U.S. holder exchanges its Certificates for Securities and Warrants and disposes of one but not the other, such holder will have long-term capital gain or loss at maturity or on disposition of the Securities or the Warrants only if the U.S. holder has held the Securities or the Warrants for more than one year after the disposition of the other instrument, respectively. In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. You should be aware, however, that if you hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity. Losses realized on the disposition of the Securities or the Warrants may be required to be capitalized into the tax basis of the Warrants or the Securities (as the case may be) retained by the U.S. holder.

No statutory, judicial or administrative authority addresses the characterization of the Securities and the Warrants or similar instruments for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Certificates are not certain. Accordingly, a prospective investor (including a tax exempt investor) in the Certificates should consult its own tax advisor in determining the tax consequences of an investment in the Certificates.

In the case of a holder of the Certificates that is not a U.S. person, any gain realized upon the sale, maturity, exchange or other taxable disposition of the Certificates, the Securities or the Warrants generally will not be subject to U.S. income or withholding tax provided that: (i) the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form), (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States, and (iii) the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and are not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership.

Safety FirstSM Investments	9

You should refer to the preliminary prospectus and pricing supplement related to this offering for additional information relating to U.S. federal income tax and consult your own tax advisors to determine tax consequences particular to your situation.

The U.S.-Europe-Japan Basket

General. The U.S.-Europe-Japan Basket will be established on the Pricing Date and will be calculated by Citigroup Global Markets, as calculation agent. The U.S.-Europe-Japan Basket will represent the values of three equity indices from the Pricing Date through the Valuation Date: the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Stock AverageSM. The indices track the price return of the broad equity markets in each respective geographic region.

The three indices included in the U.S.-Europe-Japan Basket will initially be weighted approximately one-third each, as set forth below, based on the value of each index on the Pricing Date, as determined by the calculation agent, to achieve a Starting Value of 100 for the U.S.-Europe-Japan Basket on that date:

Underlying Index	Percentage of Basket	Initial Index Value	Basket Composition Ratio

S&P 500® Index	33.4%

Dow Jones EURO STOXX 50® Index	33.3%

Nikkei 225 Stock Average	33.3%

The value of the U.S.-Europe-Japan Basket on any index business day, including the Valuation Date, will equal the sum of the products of each index’s closing level and that index’s basket composition ratio. The value of the U.S.-Europe-Japan Basket will be different than the U.S.-Europe-Japan Basket published by the Chicago Board Options Exchange under the symbol “CXU.” You should not treat the two values as the same.

The following graph sets forth the hypothetical historical closing values of the U.S.-Europe-Japan Basket on each index business day, commencing on January 4, 2002 and ending on October 18, 2007. Each value was calculated as if the U.S.-Europe-Japan Basket had been created on January 4, 2002 with an initial value of 100. The U.S.-Europe-Japan Basket will actually be established on the Pricing Date with an initial value of 100. The hypothetical historical closing values set forth below in the graph have not been reviewed or verified by Standard & Poor’s (“S&P”), Dow Jones & Company, Inc. (“Dow Jones”), STOXX Limited (“STOXX”), Nihon Keizai Shimbun, Inc. (“NKS”) or any other independent third party.

Actual historical closing values of each component index were used to calculate the hypothetical historical closing values of the U.S.-Europe-Japan Basket. However, these hypothetical historical closing values should not be taken as an indication of the actual composition of the U.S.-Europe-Japan Basket on the Pricing Date or the future performance of the U.S.-Europe-Japan Basket. Any hypothetical historical upward or downward trend in the value of the U.S.-Europe-Japan Basket during any period set forth below is not an indication that the U.S.-Europe-Japan Basket is more or less likely to increase or decrease at any time during the term of the Certificates.

10	Safety FirstSM Investments

The source of the data on each component index used to compute the hypothetical historical closing values of the U.S.-Europe-Japan Basket is Bloomberg.

You should refer to the preliminary prospectus and pricing supplement related to this offering for additional information on the U.S.-Europe-Japan Basket and each component index, including its respective makeup, method of calculation and changes in its components. All such disclosures in the preliminary prospectus and pricing supplement are derived from publicly available information. None of the Trust, Citigroup Funding, Citigroup Inc., Citigroup Global Markets or any of the trustees assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the Certificates does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the indices comprising the U.S.-Europe-Japan Basket.

License Agreements. Citigroup Funding or its affiliates have entered into a non-exclusive license agreement with the publisher of each index comprising the U.S.-Europe-Japan Basket, providing for the license to Citigroup Funding and its affiliates, in exchange for a fee, of the right to use each index in connection with certain securities, including the Certificates, the Securities and the Warrants. Each license agreement provides that the following language, as applicable must be stated in this offering summary.

Neither the Certificates, the Securities or the Warrants are sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Certificates, the Securities or the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Certificates, the Securities or the Warrants particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Citigroup Funding (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Citigroup Funding or the Certificates, the Securities or the Warrants. S&P has no obligation to take the needs of Citigroup

Safety FirstSM Investments	11

Funding or the holders of the Certificates, the Securities or the Warrants into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Certificates, prices at which the Certificates are initially to be sold, or quantities of the Certificates, the Securities or the Warrants to be issued or in the determination or calculation of the equation by which the Certificates, the Securities or the Warrants are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Certificates, the Securities or the Warrants.

STOXX and Dow Jones have no relationship to Citigroup Funding, other than the licensing of the use of the “Dow Jones EURO STOXX 50 Index,” “Dow Jones” and the related trademarks, as the case may be, for use in connection with the calculation of the Certificates, the Securities and the Warrants.

STOXX and Dow Jones do not sponsor, endorse, sell or promote the Certificates, the Securities or the Warrants; make investment recommendations that any person invest in the Certificates, the Securities or the Warrants or any other securities; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Certificates, the Securities or the Warrants; have any responsibility or liability for the administration, management or marketing of the Certificates, the Securities or the Warrants; or consider the Certificates, the Securities or the Warrants or the owners thereof in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN AND NEITHER STOXX NOR DOW JONES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, OWNERS OF THE CERTIFICATES, THE SECURITIES OR THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER DOW JONES NOR STOXX MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND BOTH DOW JONES AND STOXX EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR STOXX HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The license agreement with STOXX and Dow Jones is solely for the benefit of Citigroup Funding and its affiliates, and not for the benefit of the owners of the Certificates, the Securities or the Warrants or any other third parties.

The Nikkei 225 Stock Average is the intellectual property of NKS. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average” and “Nikkei 225” are the service marks of NKS. NKS reserves all the rights, including copyright, to the Nikkei 225 Stock Average. The use of and reference to the Nikkei 225 Stock Average in connection with the Certificates, the Securities or the Warrants have been consented to by NKS, the publisher of the Nikkei 225 Stock Average.

NKS gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Stock Average and is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock Average. Neither the Certificates, the Securities nor the Warrants are sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information

12	Safety FirstSM Investments

contained in this offering summary that NKS makes any representation or warranty, implied or express, to Citigroup Funding, the holders of the Certificates, the Securities or the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Certificates, the Securities or the Warrants in particular or the ability of the Nikkei 225 Stock Average to track general stock market performance. NKS has no obligation to take the needs of Citigroup Funding or the holders of the Certificates, the Securities or the Warrants into consideration in determining, composing or calculating the Nikkei 225 Stock Average. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Certificates, the Securities or the Warrants to be issued or any other amount payable with respect to the Certificates, the Securities or the Warrants. NKS has no obligation or liability in connection with the administration, marketing or trading of the Certificates, the Securities or the Warrants.

NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Stock Average or the manner in which such index is applied in determining the Supplemental Distribution Amount or any other amount payable in respect of the Certificates, the Securities or the Warrants.

Hypothetical Maturity Payment Examples

The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values on the amount payable on the Certificates at maturity. All of the hypothetical examples are based on the following assumptions:

• Issue Price: $10.00	• Term of the Certificates: 5.25 years
• Starting Value: 100
• The Certificates are held to maturity and are not exchanged for the Securities and the Warrants.

Safety FirstSM Investments	13

As shown by the examples below, if the Basket Return is 0% or less, you will receive an amount at maturity equal to $10.00 per certificate, the amount of your initial investment in the Certificates. If the Basket Return is greater than 0%, you will receive an amount at maturity that is greater than your initial investment in the Certificates.

Ending Value	Basket Return	Supplemental Distribution Amount(1)	Maturity Payment(2)	Total Return on the Certificates	Annualized Return on the Certificates(3)

30.0	-70.00%	$0.00	$10.00	0.00%	0.00%

40.0	-60.00%	$0.00	$10.00	0.00%	0.00%

50.0	-50.00%	$0.00	$10.00	0.00%	0.00%

60.0	-40.00%	$0.00	$10.00	0.00%	0.00%

70.0	-30.00%	$0.00	$10.00	0.00%	0.00%

75.0	-25.00%	$0.00	$10.00	0.00%	0.00%

80.0	-20.00%	$0.00	$10.00	0.00%	0.00%

85.0	-15.00%	$0.00	$10.00	0.00%	0.00%

90.0	-10.00%	$0.00	$10.00	0.00%	0.00%

95.0	-5.00%	$0.00	$10.00	0.00%	0.00%

97.5	-2.50%	$0.00	$10.00	0.00%	0.00%

100.0	0.00%	$0.00	$10.00	0.00%	0.00%

102.5	2.50%	$0.25	$10.25	2.50%	0.47%

105.0	5.00%	$0.50	$10.50	5.00%	0.93%

107.5	7.50%	$0.75	$10.75	7.50%	1.39%

110.0	10.00%	$1.00	$11.00	10.00%	1.83%

115.0	15.00%	$1.50	$11.50	15.00%	2.70%

120.0	20.00%	$2.00	$12.00	20.00%	3.53%

125.0	25.00%	$2.50	$12.50	25.00%	4.34%

130.0	30.00%	$3.00	$13.00	30.00%	5.12%

140.0	40.00%	$4.00	$14.00	40.00%	6.62%

150.0	50.00%	$5.00	$15.00	50.00%	8.03%

160.0	60.00%	$6.00	$16.00	60.00%	9.37%
(1)	Supplemental Distribution Amount = $10.00 x Basket Return, provided that the Supplemental Distribution Amount will not be less than zero
(2)	Maturity Payment = $10.00 + Supplemental Distribution Amount
(3)	Compounded Annually

The examples above are for purposes of illustration only. The actual maturity payment will depend on the actual Supplemental Distribution Amount which, in turn, will depend on the actual Ending Value.

Hypothetical Historical Basket Return Examples

Hypothetical Historical Basket Return Examples The following graph sets forth the hypothetical 5.25-year return of the U.S.-Europe-Japan Basket on each Index Business Day for the 10-year period from October 1, 1997 through October 3, 2007. The graph was created using actual historical data on the components of the U.S.-Europe-Japan Basket from July 1, 1992 through October 3, 2007, with the value of the U.S.-Europe-Japan Basket set to 100 at the start of each 5.25-year period. Although we have used actual historical data on each of the three indices comprising the U.S.-Europe-Japan Basket, the hypothetical returns were generated by the retroactive application of the computation of the U.S.-Europe-Japan Basket described in “The U.S.-Europe-Japan Basket” above and do not represent actual returns on the U.S.-Europe-Japan Basket since it has not yet been established. Additionally, the

14	Safety FirstSM Investments

hypothetical returns were generated without regard to any dividends payable on the stocks underlying the indices comprising the U.S.-Europe-Japan Basket and, with respect to the value of the Dow Jones EURO STOXX 50 ® Index and the Nikkei 225 Stock AverageSM, without regard to changes in the value of the European Union Euro and the Japanese yen, respectively, relative to the U.S. dollar.

This graph is for purposes of illustration only and is not intended to be indicative of future levels of the U.S.-Europe-Japan Basket, the potential return of the U.S.-Europe-Japan Basket, any of its underlying indices or what the value of the Certificates, Securities or Warrants may be. Any upward or downward trend in the hypothetical returns in any period set forth below is not an indication that the return on the U.S.-Europe-Japan Basket or the Supplemental Distribution Amount on the Certificates is more or less likely to increase or decrease at any time during the term of the Certificates. The actual Supplemental Distribution Amount, if any, will depend on the actual Basket Return which, in turn, will depend on the actual Starting Value and Ending Value of the U.S.-Europe-Japan Basket. These hypothetical returns, as well as the historical data used by the calculation agent to determine the returns, have not been reviewed or verified by S&P, Dow Jones, STOXX, NKS or any other independent third party.

The source of the data on each component index used to compute the hypothetical historical basket return examples of the U.S.-Europe-Japan is Bloomberg.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Certificates, the Securities and the Warrants as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Certificates, the Securities or the Warrants or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Certificates, the Securities or

Safety FirstSM Investments	15

the Warrants or (B) its acquisition and holding of the Certificates, the Securities or the Warrants is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will NOT be permitted to purchase or hold the Certificates, the Securities or the Warrants if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Certificates, the Securities or the Warrants by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary prospectus and pricing supplement related to this offering for more information.

Additional Considerations

If the closing value of any of the indices comprising the U.S.-Europe-Japan Basket is not available on the Valuation Date, the Calculation Agent may determine the Ending Value in accordance with the procedures set forth in the preliminary prospectus and pricing supplement related to this offering. In addition, if any of the indices comprising the U.S.-Europe-Japan Basket is discontinued, the Calculation Agent may determine the Ending Value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance. You should refer to the sections “Description of the Certificates – Supplemental Distribution Amount” and “– Discontinuance of an Index Comprising the U.S.-Europe-Japan Basket” in the preliminary prospectus and pricing supplement for more information.

Citigroup Global Markets is an affiliate of the Trust and Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2810 of the Conduct Rules of the National Association of Securities Dealers regarding direct participation programs.

Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the Certificates, either directly or indirectly.

“Standard and Poor’s,” “S&P,” “S&P 500,” and “Standard and Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. “Dow Jones” is a service mark of Dow Jones & Company, Inc. (“Dow Jones”). “STOXX,” “EURO STOXX,” and “EURO STOXX 50” are trademarks and/or service marks of STOXX Limited (“STOXX”). “Nikkei,” “Nikkei Stock Average,” “Nikkei Average,” and “Nikkei 225” are the service marks of Nihon Keizai Shimbun, Inc. The Nikkei 225 Stock Average is the intellectual property of Nihon Keizai Shimbun, Inc. and Nihon Keizai Shimbun, Inc. reserves all the rights, including copyright, to the Nikkei 225 Stock Average. These trademarks and service marks have been licensed for use for certain purposes by Citigroup Funding Inc. or one of its affiliates. None of the Certificates, the Securities or the Warrants have been passed on by Standard & Poor’s, the McGraw-Hill Companies, Dow Jones, STOXX, or Nihon Keizai Shimbun, Inc. None of the Certificates, the Securities or the Warrants are sponsored, endorsed, sold or promoted by Standard & Poor’s, the McGraw-Hill Companies, Dow Jones, STOXX, or Nihon Keizai Shimbun, Inc. and none of the above makes any warranties or bears any liability with respect thereto.

©2007 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.